ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------

     ASSIGNMENT AND ASSUMPTION AGREEMENT dated this 2nd day of October, 2000 between The Nickel Palace, Inc. ("Assignor") and Magellan Filmed Entertainment, Inc. ("Assignee").

     WHEREAS:

     A. Assignor has sold its 8% Series A Senior Subordinated Convertible Redeemable Debentures to Assignee having an aggregate original principal face amount of One Million United States dollars $1,000,000 (singly, a "Debenture,"
                                                                     ---------
and  collectively,  the  "Debentures");  and
                          ----------

     B. Assignee has exchanged its shares with the shares of Assignor pursuant to an Agreement and Plan of Merger dated as of September 26, 2000 ("Agreement"), and Assignor has become a wholly owned subsidiary of Assignee; and

     C. Assignor wishes to assign the Debentures to Assignee and Assignee is willing to assume the obligations of the Debentures in exchange for valuable consideration set forth in the Agreement.

     NOW THEREFORE, it is agreed that Assignor shall assign and Assignee shall irrevocably and unconditionally assume all of the conditions and obligations of a certain Securities Subscription Agreement, the Debentures and an Escrow Agreement, each dated as of September 22, 2000, as if Assignee has entered into and undertaken all of such obligations at the time these instruments were given, and shall render full performance under such instruments in the place and stead of Assignor.

The  Nickel  Palace,  Inc.               Magellan  Filmed  Entertainment,  Inc.
(Assignor)                         (Assignee)



By:  S/  Marc  Fusco                    By:S/  Partick  F.  Charles
   -----------------                       ------------------------
     Marc  Fusco,  President               Patrick  F.  Charles,  President


ACCEPTED  AND  ACKNOWLEDGED:

Louvre  Investors,  LLC


By:  S/Nick  Dominijanni
   ---------------------

Yellow  Stream  Company,  LLC


By:  S/Donna  Short
   ----------------

Carlsbad  Capital,  LLC


By:  S/Nick  Dominijanni
   ---------------------

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